Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 31, 2023 with respect to the financial statements and supplemental information included in the Annual Report of Packaging Corporation of America Thrift Plan for Hourly Employees on Form 11-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statement of Packaging Corporation of America in Forms S-8 (File No. 333-179620, File No. 333-202723 and File No. 333-238155).

/s/ GRANT THORNTON LLP

Chicago, Illinois

May 31, 2023